Exhibit 10.1

EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010	HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC. 452 Fifth Avenue New York, New York 10018

July 24, 2016

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Attention: Craig Ramsey, Chief Financial Officer

Project Carl

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

AMC Entertainment Holdings, Inc. (the “Borrower” or “you”) has advised Citi (as defined below, “Citi”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Barclays Bank PLC (“Barclays”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), HSBC Bank USA, N.A. (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSBC Securities” and, together with Citi, Bank of America, MLPFS, Barclays, Credit Suisse and HSBC Bank, collectively the “Commitment Parties”, the “Agents”, “we” or “us”) that it intends to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”), in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Incremental Term Loan B Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Subordinated Bridge Facility Term Sheet” and, together with the Incremental Term Loan B Term Sheet and the Summary of Conditions Precedent attached as Exhibit D hereto, the “Term Sheets”; and together with this commitment letter, collectively, this “Commitment Letter”)).

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

This Commitment Letter amends and restates in its entirety the Amended and Restated Commitment Letter dated March 15, 2016, between the Commitment Parties and you (the “First A&R Commitment Letter”).  The First A&R Commitment Letter is automatically superseded as of the date hereof without the need for any further notice (it being understood and agreed that the indemnification provisions contained in Section 7 of the commitment letter dated March 3, 2016, between the Commitment Parties and you (the “Original Commitment Letter”), will remain in full force and effect for the benefit of the Commitment Parties for all matters covered by such indemnification provisions).

1.                                      Commitments.

In connection with the foregoing, each of Citi, Bank of America, Barclays, CS and HSBC Bank (together, the “Initial Lenders”) is pleased to advise you of its commitment (on a several and not joint basis) to provide the relevant percentage as set forth in the table below of (a) the Incremental Term Loan B Facility (as defined in the Transaction Description) in an aggregate principal amount of up to $225.0 million, upon the terms set forth herein and subject only to the conditions set forth or referred to in Exhibit D, and (b) the Senior Subordinated Bridge Facility (as defined in the Transaction Description) in an aggregate principal amount of up to $300.0 million, upon the terms set forth herein and subject only to the conditions set forth or referred to in Exhibit D (excluding, solely with respect to the Senior Subordinated Bridge Facility, any conditions expressly relating to collateral or security interests in respect of the Incremental Term Loan B Facility).

Initial Lender	Incremental Term Loan B Facility Percentage	Senior Subordinated Bridge Facility Percentage
Citi	44%	44%
Bank of America	35%	35%
Barclays	7%	7%
CS	7%	7%
HSBC Bank	7%	7%

2.                                      Titles and Roles.

You hereby appoint (i) each of Citi, MLPFS, Barclays, CS Securities and HSBC Securities to act, and each such person hereby agrees to act, as a lead bookrunner and a lead arranger for the Incremental Term Loan B Facility, (ii) each of Citi, MLPFS, Barclays, CS

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Securities and HSBC Securities to act, and each such person hereby agrees to act, as a lead bookrunner and a lead arranger for the Senior Subordinated Bridge Facility (in each of clauses (i) and (ii), in such capacities, the “Lead Arrangers”) in connection with the proposed arrangement and subsequent syndication of the Facilities and (iii) Citi to act, and Citi hereby agrees to act, as sole administrative agent for the Senior Subordinated Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  It is agreed that (i) Citi shall have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibility conventionally associated with such “left” placement and Citi will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles, (ii) MLPFS will appear immediately to the “right” of Citi with respect to any and all marketing materials or other documentation used in connection with the Facilities and to the “left” of all other financial institutions (other than Citi), and (iii) Barclays, Credit Suisse and HSBC Securities will appear, in alphabetical order, immediately to the “right” of MLPFS with respect to any and all marketing materials or other documentation used in connection with the Facilities.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments to participate in the Facilities unless you and the Commitment Parties shall so agree.

3.                                      Syndication.

We reserve the right, prior to and/or after the execution of the applicable definitive documentation for the respective Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other lenders identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned) (together with the Initial Lenders, the “Lenders”) pursuant to a syndication to be managed exclusively by the Lead Arrangers; provided that we will not syndicate the Facilities to (i) those persons identified by you in writing to us prior to the date of the Original Commitment Letter, (ii) any person identified by name by you in writing to us from time to time that is or becomes a competitor of the Borrower, the Target or any of their respective subsidiaries, (iii) any affiliates (other than any Debt Fund Affiliate (as defined below)) of any person described in clause (i) or (ii) above that are clearly identifiable as affiliates solely on the basis of their name (provided that the Lead Arrangers shall have no obligation to carry out due diligence in order to identify such affiliates) and (iv) any other affiliate (other than any Debt Fund Affiliate) of any person described in clause (i) or (ii) above that is identified by name by you in writing to us from time to time (such persons, collectively, the “Disqualified Institutions”).  Subject to the foregoing rights, the Lead Arrangers will manage all aspects of the syndication of the Facilities in consultation with you, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.  For purposes of the foregoing, “Debt Fund Affiliate” means, with respect to any person, a bona fide debt fund that is an affiliate of such person and that is primarily engaged in, or advises fund or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business, whose managers have fiduciary duties to the investors independent of their duties to such person or other affiliates, and

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with respect to which such person and its other affiliates do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”), you agree to actively assist us in completing a syndication that is reasonably satisfactory to us.  Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit from your (and, to the extent practical and appropriate, the Target’s) existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and places mutually agreed, (iii) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Target) in the prompt preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for each of the Facilities and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower, the Target and their respective subsidiaries subject to limitations on your rights to request information concerning the Target and its subsidiaries set forth in the Acquisition Agreement (such estimates, forecasts, projections and other forward-looking information, collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders at reasonable times and locations to be mutually agreed, and (v) your using commercially reasonable efforts to obtain (or maintain, to the extent already in effect as of the date hereof), prior to the launch of the syndication of the Facilities and the marketing of the Senior Subordinated Notes (as defined below), public ratings (but no specific ratings) for the Incremental Term Loan B Facility and the Senior Subordinated Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the Borrower from S&P and a public corporate family rating (but no specific rating) of the Borrower from Moody’s.

You hereby acknowledge that (i) the Lead Arrangers and the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Target and their respective subsidiaries or securities) (“Public Lenders”).  You agree, at the request of the Lead Arrangers, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly

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available or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal or state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any Private Lender Information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof.  You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.

You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arrangers in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facilities.

You hereby agree that, prior to the later of (x) the Closing Date and (y) the completion of the Syndication Period, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Borrower or its subsidiaries (and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries) being offered, placed or arranged (other than the transactions contemplated by the Project Nola Commitment Letter (the “Project Nola Commitment Letter”), dated as of July 12, 2016, as amended, in connection with the Share Purchase Agreement, dated as of July 12, 2016, as amended, between the Borrower, Acquisition Sub (as defined in the Project Nola Commitment Letter), Monterey Capital III Sarl, Odeon and UCI Cinemas Holdings Limited, Odeon and UCI Cinemas Group Limited and the Management Shareholders (as defined in the Acquisition Agreement referred to in the Project Nola Commitment Letter) (the acquisition contemplated thereby, the “Nola Acquisition”), the Facilities, the Senior Subordinated Notes, ordinary course working capital facilities, ordinary course capital leases, purchase money indebtedness and equipment financings or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement), without the consent of the Lead Arrangers, if such issuance,

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offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Senior Subordinated Notes.

Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter or the Credit Documentation or any agreement or undertaking concerning the financing of the Acquisition to the contrary, it is understood and agreed that (i) neither the obtaining of the ratings referenced above nor the compliance with any of the foregoing provisions set forth in this Section 3 shall constitute a condition to the Initial Lenders’ commitments hereunder or the funding of the Facilities on the Closing Date; (ii) none of the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date, nor syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the Closing Date shall be a condition to such Initial Lender’s commitments; (iii) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iv) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of any Facility until after the initial funding of the Facilities; and (v) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

4.                                      Information.

You represent (with respect to Information and Projections and any forward-looking information relating to the Acquired Business, to your knowledge) that (a) all written information that has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) (such information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, thereafter is) furnished, does not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections and other forward-looking information that have been or will be made available to the Lead Arrangers and the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward-looking information are made available to the Lead Arrangers and the Agents, it being recognized by the Lead Arrangers and the Agents that such Projections and other forward-looking information are as to future events and are not to be viewed as facts, such Projections and other forward-looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward-looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.  You agree that if at any time prior to the later of (x) the Closing Date and (y) the

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completion of the Syndication Period, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Lead Arrangers and the Agents and supplement (or, prior to the Acquisition, use commercially reasonable efforts to supplement, in the case of Information and Projections and any forward-looking information relating to the Acquired Business) the Information and the Projections so that such representations will be (prior to the Acquisition, to your knowledge as to Information and Projections and any forward-looking information relating to the Acquired Business) correct in all material respects under those circumstances.  You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.  Notwithstanding anything to the contrary, the only financial statements that shall be required to be provided to us in connection with the syndication of the Facilities will be those required to be delivered pursuant to paragraph 4 and paragraph 5 of Exhibit D.

5.                                      Conditions Precedent.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other agreement or other undertaking concerning the financing of the Acquisition to the contrary (other than the Funding Conditions (as defined below)), each Initial Lender’s commitment hereunder to fund the Facilities on the Closing Date, and the agreement of each Agent to perform the services described herein, are subject solely to the satisfaction or waiver by each of the Initial Lenders of the applicable conditions expressly set forth in Exhibit D attached hereto (excluding, solely with respect to the Senior Subordinated Bridge Facility, any conditions expressly relating to collateral or security interests in respect of the Incremental Term Loan B Facility) (the “Funding Conditions”); it being understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder including compliance with the terms of this Commitment Letter, the Fee Letter, the Credit Documentation, the Existing Credit Agreement, the indenture dated as of June 17, 2015 (the “Target Indenture”) among the Target, the guarantors party thereto and Wells Fargo Bank, as trustee, or any other agreement or undertaking concerning the financing of the Acquisition, other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (x) such of the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower (or an affiliate thereof) has the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrower in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the

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conditions set forth in Exhibit D attached hereto are satisfied or waived (it being understood and agreed that, to the extent any Collateral (as defined in and referred to in the Incremental Term Loan B Facility Term Sheet) (other than Collateral that may be perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of stock certificates (other than with respect to any immaterial subsidiary or any subsidiary not organized or incorporated in the United States or any state thereof)) is not or cannot be delivered or a security interest therein is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Incremental Term Loan B Facility on the Closing Date but, instead, may be accomplished within 90 days after the Closing Date (subject to extensions to be agreed upon by the Administrative Agent in its sole discretion)).  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower with respect to itself set forth (or referred to) in the Term Sheets relating to its legal existence; corporate power and authority relating to the entering into and performance of the Credit Documentation by the Borrower; the due authorization, execution, delivery and validity of the Credit Documentation by the Borrower, in each case related to (x) the borrowing under and the performance of the obligations under the Credit Documentation and (y) the granting and perfection of the Administrative Agent’s security interests in the Collateral (subject to the parenthetical beginning “it being understood and agreed” appearing in the preceding sentence) pursuant to, the Credit Documentation against the Borrower; the enforceability of the Credit Documentation against the Borrower; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees (as defined in Term Sheets), in each case under the Facilities, the granting of the security interests in the Collateral to secure the Incremental Term Loan B Facility, the issuance of the Senior Subordinated Notes and the payment of consideration in respect of the Merger and the Acquisition not conflicting with or violating (i) the Borrower’s organizational documents, (ii) Sections 2.19, 8.1(i), 8.1(s), 8.2(p) and/or 8.3(i), as applicable, of the Existing Credit Agreement (without giving effect to any Default condition contained in any such section) or (iii) Sections 4.05, 4.07 or 4.10 of either of (x) the Indenture between the Borrower and U.S. Bank National Association, as Trustee, dated as of February 7, 2014, as supplemented from time to time and (y) the Indenture between the Borrower and U.S. Bank National Association, as Trustee, dated as of June 5, 2015, as supplemented from time to time; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of the Borrower and its Subsidiaries (as defined in the Existing Credit Agreement) on a consolidated basis as of the Closing Date (after giving effect to the Transactions) (solvency to be determined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1 of Exhibit D); the USA PATRIOT Act, the use of proceeds on the Closing Date not violating OFAC or FCPA; subject to the parenthetical beginning “it being understood and agreed” appearing in the preceding sentence and subject to permitted liens, the creation, validity and perfection of the security interests, if any, granted in the proposed Collateral of the Acquired Business. The provisions of this Section 5 are referred to as the “Funds Certain Provisions”.

6.                                      Fees.

As consideration for each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled, as set forth in this Commitment

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Letter and in the second amended and restated fee letter dated the date hereof and delivered herewith with respect to the Facilities or any agency fee letters related to the Facilities (collectively, the “Fee Letter”).

7.                                      Expenses; Indemnification.

To induce the Lead Arrangers and the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (but limited, in the case of legal fees and expenses to the reasonable fees and expenses of (x) Latham & Watkins LLP as primary counsel for all Lead Arrangers and Agents, taken as a whole in an aggregate amount not to exceed the amount set forth in the proviso below and (y) one local counsel for each relevant jurisdiction as may be reasonably necessary or advisable in the reasonable judgment of the Lead Arrangers for all Lead Arrangers and Agents, taken as a whole) of the Agents and their affiliates arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account and that, if the Closing Date occurs, you shall from time to time from and after the Closing Date upon request from such Agent, reimburse it and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them; provided that, whether or not the Transactions are consummated or the Facilities are made available or the Credit Documentation is executed you agree to reimburse the reasonable fees and expenses of Latham & Watkins LLP paid or incurred by the Lead Arrangers and Agents in an aggregate amount not to exceed $275,000.  For the avoidance of doubt and notwithstanding any other provision of this Commitment Letter, the First A&R Commitment Letter or the Original Commitment Letter, such amount set out above shall supersede such amounts as are set out in clause 7 of the First A&R Commitment Letter and the Original Commitment Letter.  It is understood and agreed by the parties hereto that the foregoing limitation applies only to fees and expenses incurred in connection with this Commitment Letter, the First A&R Commitment Letter and the Original Commitment Letter in the event that the Closing Date does not occur (and the provisions of Section 11.3 of the Existing Credit Agreement shall continue to apply, without limitation, to any other fees and expenses, including fees and expenses incurred in connection with the amendment to the Existing Credit Agreement to implement the Incremental Term Loan B Facility).

You further agree to indemnify and hold harmless each Lead Arranger, each Agent and each other agent or co-agent (if any) designated by the Lead Arrangers in consultation with you with respect to the Facilities (each, a “Co-Agent”) and the Initial Lenders and all of their respective affiliates and each director, officer, employee, advisor, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Lead Arranger, any Agent, any Co-Agent, any Initial Lender, or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transactions, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Lead Arranger, each Agent, each Co-Agent, the Initial Lenders, and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified

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Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Lead Arranger, any Agent, any Co-Agent, the Initial Lenders, or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter or (z) any disputes among the Indemnified Parties (other than disputes involving claims against any Lead Arranger, Agent or other agent in their capacities as such) and not arising from any act or omission by the Borrower or any of its affiliates.

No Lead Arranger, Agent or any other Indemnified Person shall be responsible or liable to you or any other person or entity for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.  No party hereto shall be responsible or liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) that may be alleged as a result of this Commitment Letter, the Fee Letter or the Transactions even if advised of the possibility thereof (except in respect of any such damages incurred or paid by an Indemnified Party to a third party), other than as a result of such party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision; provided that the foregoing shall not in any way limit your indemnification obligations hereunder.

You agree that, without each Lead Arranger’s and each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

8.                                      Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

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Each Commitment Party reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion.  You acknowledge that (i) each Commitment Party may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors that are providing services contemplated by this Commitment Letter (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”), any information related to the Transactions, the Borrower, and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby subject to the confidentiality provisions hereof and (ii) each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates).  You also acknowledge that each Commitment Party has no obligation to use in connection with the Transactions, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transactions, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the financing transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.  Additionally, you acknowledge and agree that neither we nor any of our affiliates has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transactions, this Commitment Letter and the Fee Letter.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither we nor any of our affiliates shall have any responsibility or liability to you with respect thereto.  Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transactions or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you

11

consider appropriate.  We are serving as an independent contractor hereunder, and in connection with the Transactions, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party.  The Borrower further acknowledges and agrees that any review by the Lead Arrangers of it, the Acquired Business, the Facilities, any offering of Securities (as defined in the Fee Letter), the terms of any Securities and other matters relating thereto in connection with the financing transactions contemplated by this Commitment Letter will be performed solely for the benefit of the Lead Arrangers and shall not be on behalf of the Borrower or any other person.

You further acknowledge that each Commitment Party is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Commitment Party or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9.                                      Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the First A&R Commitment Letter (together with the Commitment Letter and the Original Commitment Letter, the “Commitment Letters”), the Fee Letter, the amended and restated fee letter dated March 15, 2016 (the “First A&R Fee Letter”) or the fee letter dated March 3, 2016 (the “Original Fee Letter”, and together with the Fee letter and the First A&R Fee Letter, the “Fee Letters”) between the Commitment Parties and you, nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your subsidiaries and your and their officers, directors, affiliates, employees, equityholders, attorneys, accountants, agents and advisors who are directly involved in the consideration of this matter and on a confidential basis, (b) in connection with any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose the Commitment Letters and the Fee Letters and in each case the contents thereof (subject to usual and customary redactions reasonably satisfactory to the

12

Agents) to the Acquired Business and the officers, directors, employees, equityholders, attorneys, accountants and advisors, controlling persons and equity holders thereof, in each case who are directly involved in the consideration of this matter and on a confidential basis, (ii) you may disclose the Commitment Letters and in each case the contents thereof (but you may not disclose the Fee Letters or in each case the contents thereof) in any prospectus or other offering memorandum relating to the Senior Subordinated Notes or in any filing with the SEC in connection with the Transactions, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letters, and in each case the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Subordinated Notes or in any public release or filing relating to the Transactions and (v) in connection with the enforcement of your rights hereunder.  Your obligations under this paragraph (other than in respect of the Fee Letters) shall expire on the date occurring 12 months after the date of the Original Commitment Letter.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their and their affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are directed to maintain the confidentiality of same as provided herein, (g) to potential Lenders, participants or assignees (other than Disqualified Institutions) or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective affiliates or any of their respective obligations, in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense, (i) to enforce their respective rights under the Commitment Letters or the Fee Letters or (j) to rating agencies on a confidential basis in connection with their evaluation of any debt securities issued or sold in connection with the Transactions or in any offering documentation to prospective investors of such securities.  The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the

13

confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring 12 months after the date of the Original Commitment Letter, whichever occurs earlier.

10.                               Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Lead Arranger and each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you.  Each Initial Lender may assign its commitment hereunder to one or more prospective Lenders (other than to a Disqualified Institution); provided that (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitment in respect of the Facilities until the initial funding of the Facilities on the Closing Date, and (c) unless you agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the applicable Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities on the Closing Date has occurred.  Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.  The parties hereby agree that MLPFS may, without notice to the Borrower or any other person, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

11.                               Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent.  Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the

14

construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be.  Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrower, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent.  This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein.  Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Incremental Term Loan B Facility is subject only to the Funding Conditions as provided herein and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.  THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect (as defined in Exhibit D) and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, and (c) the determination of whether the representations made by the Acquired Business or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations the Borrower or any of its affiliates have the right to terminate its (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without regard to the principles of conflicts of law.

12.                               Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the

15

judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.  Nothing in this paragraph shall affect the right of any Commitment Party, any of its affiliates or any Indemnified Party to serve process in any manner permitted by law.

13.                               Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.                               Surviving Provisions.

The provisions of Sections 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered (other than those provisions relating to syndication which shall terminate upon the expiration or termination of this Commitment Letter if no definitive Credit Documentation shall have been executed and delivered) and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter (other than those provisions relating to confidentiality, the syndication of the Facilities and the payment of agency fees to any Agent) shall automatically terminate and be superseded by (to the extent covered by comparable provisions in) the definitive Credit Documentation relating to the Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.  You may terminate the Initial Lenders’ commitments with respect to the Facilities hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to the Initial Lenders.

15.                               PATRIOT Act Notification.

Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Borrower and each other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Borrower and each other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16.                               Termination and Acceptance.

Each Initial Lender’s commitments with respect to the Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically

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terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 11:59 p.m. New York City time on December 5th, 2016 (the “End Date”); provided, that if the “End Date” as defined and referenced to in the Acquisition Agreement as in effect on the date hereof is extended pursuant to Section 10.01(b)(i) thereof, then the Borrower shall have the right to extend the End Date accordingly up to an additional ninety (90) days by notifying us in writing of such election prior to the end of the End Date (prior to giving effect to any such extension), (ii) the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to terms that survive such termination), (iii) with respect to any portion of the Incremental Term Loan B Facility, if and to the extent the consummation of the Acquisition occurs without the use of such portion of the Incremental Term Loan B Facility or (iv) the earliest date on which you release a written public statement of your intention not to consummate the Transactions.  In addition, our commitment hereunder to provide and arrange the Senior Subordinated Bridge Facility will terminate upon, and to the extent of, the issuance of  the Senior Subordinated Notes or the Securities (as defined in the Fee Letter) in lieu thereof.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 31, 2016.  The commitments of the Initial Lenders hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Matthew S. Burke
	Name:	Matthew S. Burke
	Title:	Managing Director

[Second Amended and Restated Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Matt Lynn
Name: Matt Lynn
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matt Lynn
Name: Matt Lynn
Title: Managing Director

[Second Amended and Restated Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Timothy Broadbent
Name: Timothy Broadbent
Title: Managing Director

[Second Amended and Restated Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jeb Slowik
Name: Jeb Slowik
Title: Managing Director

[Second Amended and Restated Commitment Letter]

HSBC BANK USA, N.A.

By:	/s/ Jad Atallah
Name: Jad Atallah
Title: Director

HSBC SECURITIES (USA) INC.

By:	/s/ Jad Atallah
Name: Jad Atallah
Title: Director

[Second Amended and Restated Commitment Letter]

Accepted and agreed to as of the date first above written:

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Terry W. Crawford
Name: Terry W. Crawford
Title: Sr. Vice President and Treasurer

[Second Amended and Restated Commitment Letter]

EXHIBIT A

Project Carl

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.

The Borrower intends to (i) acquire all of the outstanding equity of a company identified to us and code-named “Carl” (the “Target” and, together with its subsidiaries (if any), the “Acquired Business”) on the Closing Date (as defined below), by way of (a) a purchase transaction and merger of a newly-formed direct or indirect wholly-owned subsidiary (such subsidiary, “Merger Sub”) of the Borrower with and into the Target (the “Merger”) in accordance with the Acquisition Agreement, either as a forward or reverse merger with the Merger Sub or the Target as the surviving entity of the Merger (such entity, the “Surviving Company”) (the “Acquisition”); and (ii) refinance in full all outstanding indebtedness (other than contingent obligations not then due and that by their terms expressly survive the termination of the foregoing) outstanding and terminate all commitments under that certain Credit Agreement dated as of June 17, 2015 by and among the Target and the lenders and agents party thereto, as amended, of the Target (such refinancings, the “Refinancing”).

You have further advised us that in connection with the Acquisition:

(A)          on the date of the consummation of the Merger, the Borrower shall borrow incremental term loans (the “Incremental Term Loan B Facility”) under the Borrower’s existing credit agreement dated April 30, 2013 (as amended by that certain First Amendment to Credit Agreement dated December 11, 2015, the “Existing Credit Agreement”) in an aggregate amount of up to $225.0 million, which may, at the Borrower’s option, be decreased by the proceeds of Senior Subordinated Notes (as defined below) in accordance with clause (B) below; and

(B)          the Borrower will, at its option, either (i) issue in one or more Offerings (as defined below) an aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes”) that, taken together, generate gross proceeds on or prior to the date of the consummation of the Merger, the Acquisition and funding of the Incremental Term Loan B Facility and the Senior Subordinated Bridge Facility (if applicable) (the “Closing Date”) of not less than $300.0 million with the proceeds deposited into an escrow account pending release on the Closing Date; or (ii) to the extent the Borrower receives gross proceeds from the Offerings on or prior to the Closing Date in an amount less than $300.0 million, then the Borrower will borrow on the Closing Date senior subordinated bridge loans (the “Senior Subordinated Bridge Loans”) under a senior subordinated increasing rate bridge facility (the “Senior Subordinated Bridge Facility” and, together with the Incremental Term Loan B Facility, the “Facilities”) in an aggregate principal amount of up to $300.0 million; provided, for the avoidance of doubt, that at the Borrower’s option, a portion of the Incremental Term Loan B Facility may be allocated to the issuance of the Senior Subordinated Notes.

A-1

“Offerings” means, collectively, any Rule 144A or other private placement of Senior Subordinated Notes and any offering or placement of Securities (as defined in the Fee Letter), in each case that is consummated after the date hereof and on or prior to the Closing Date (it being understood that the terms “Offerings” and “Senior Subordinated Notes” as used herein exclude any offering or placement of securities contemplated by, or that reduces any commitment or is required to repay or refinance any indebtedness contemplated by, the Project Nola Commitment Letter and/or related fee letter).

“Transactions” means, collectively, the Merger, the Acquisition, the Refinancing and the other transactions described above in clauses (A) and (B).

A-2

EXHIBIT B

Project Carl

$225.0 million Incremental Term Loan B Facility

Summary of Principal Terms and Conditions(1)

Borrower:	AMC Entertainment Holdings, Inc., a Delaware corporation (the “Borrower”).

Administrative Agent:	Same as the Existing Credit Agreement.

Joint Lead Arrangers and Joint Bookrunners:

Each of Citi, MLPFS, Barclays, CS Securities and HSBC Securities will act as a lead arranger and a bookrunner for the Incremental Term Loan B Facility (as defined below), and will perform the duties customarily associated with such roles (in such capacities, the “Lead Arrangers”).

Incremental Term Loan B Facility:

1. Amount: “B” incremental term loan facility in an aggregate principal amount of up to $225.0 million, which amount shall be automatically reduced by the net cash proceeds of Senior Subordinated Notes in excess of $300.0 million (the “Incremental Term Loan B Facility”).

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the Incremental Term Loan B Facility (the “Incremental Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized, together with the proceeds of the Senior Subordinated Notes, the Securities or the Senior Subordinated Bridge Facility, as applicable, solely (i) to finance, in part, the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs in connection with the Transactions, including OID and upfront fees and (ii) to the extent any portion of the Incremental Term Loan B Facility remains available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

4. Maturity: The final maturity date of the Incremental Term Loan B Facility shall be December 15, 2022 (the “Incremental Term Loan Maturity Date”).

5. Amortization: (i) Annual amortization (payable in four equal quarterly installments) of the Incremental Term Loans shall be required in an amount equal to 1.00% of the initial aggregate principal amount of the Incremental Term Loans.

(1)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

(ii) The remaining aggregate principal amount of Incremental Term Loans originally incurred shall be due and payable in full on the Incremental Term Loan Maturity Date.

6. Availability: Incremental Term Loans may only be incurred on the Closing Date. Once repaid, no amount of Incremental Term Loans may be reborrowed.

Guarantees and Security:

Same as the Existing Credit Agreement subject in each case to the Funds Certain Provisions. “Guaranties”, “Guarantors” and “Collateral” shall be as defined in the Existing Credit Agreement; provided, that, so long as the Target Indenture remains outstanding, the Target and its subsidiaries, as applicable, shall not be required to become Guarantors or pledgors to the extent prohibited or restricted under the Target Indenture.

Documentation:

The definitive documentation governing the Incremental Term Loan B Facility (the “Incremental Credit Documentation”) will be the Existing Credit Agreement as amended by the Incremental Amendment (as defined in the Existing Credit Agreement) (the “Documentation Principles”); and the funding under the Incremental Credit Documentation on the Closing Date will be subject only to the Funding Conditions.  The Incremental Credit Documentation shall contain language to address the European Union bail-in rules (including in a representation and in “Defaulting Lenders” provisions) in a form reasonably satisfactory to the Borrower and the Administrative Agent.

Voluntary Prepayments:

101% soft call protection shall be applicable to the Incremental Term Loan B Facility from the Closing Date until the six-month anniversary thereof; provided that, in the event the Incremental Term Loan B Facility is, at the option of the Lead Arrangers, structured as a “tack on” to the existing Term Loans under and as defined in the Existing Credit Agreement, soft call protection shall be applicable to the Incremental Term Loan B Facility as set forth in the Existing Credit Agreement with respect to the existing Term Loans.

Mandatory Repayments and Commitment Reductions:	Same as the Existing Credit Agreement.

Interest Rates:

At the Borrower’s option, Incremental Term Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (or, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable

Margin.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of (A) Base Rate Loans, 2.25%, and (B) LIBOR Loans, 3.25%.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 1.75% per annum.

“LIBOR Floor” shall mean 0.75% per annum.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Incremental Term Loans under a given tranche of the Incremental Term Loan B Facility, 12 months or periods shorter than 1 month shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Same as the Existing Credit Agreement.

Yield Protection:	Same as the Existing Credit Agreement.

Agent/Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	Only those conditions precedent on Exhibit D to the Commitment Letter, subject in each case to the Funds Certain Provisions.

Representations and Warranties:	Same as the Existing Credit Agreement.

Affirmative, Negative and Financial Covenants:	Same as the Existing Credit Agreement.

Unrestricted Subsidiaries:	Same as the Existing Credit Agreement.

Events of Default:	Same as the Existing Credit Agreement.

Assignments and Participations:	Same as the Existing Credit Agreement (other than Disqualified Institutions).

Waivers and Amendments:	Same as the Existing Credit Agreement.

Defaulting Lenders:	Same as the Existing Credit Agreement.

Indemnification; Expenses:	Same as the Existing Credit Agreement.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	Same as the Existing Credit Agreement (New York).

Counsel to the Administrative Agent and the Lead Arrangers:	Latham & Watkins LLP.

EXHIBIT C

Project Carl

$300.0 million Senior Subordinated Bridge Facility

Summary of Principal Terms and Conditions

Borrower:	AMC Entertainment Holdings, Inc., a Delaware corporation (the “Borrower”).

Agent:

Citi, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent”) and Citi will act as syndication agent for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:

Each of Citi, MLPFS, Barclays, CS Securities and HSBC Securities will act as a lead arranger and a bookrunner for the Senior Subordinated Bridge Facility, and will perform the duties customarily associated with such roles (in such capacities, the “Lead Bridge Arrangers”).

Senior Subordinated Bridge Facility:

Senior subordinated unsecured bridge loans in an aggregate principal amount of up to $300.0 million, less the aggregate gross cash proceeds from any Senior Subordinated Notes and Securities (as defined in the Fee Letter) issued (i) on the Closing Date or (ii) prior to the Closing Date, with the proceeds thereof deposited into an escrow account pending release on the Closing Date (the “Senior Subordinated Bridge Loans”) provided that the escrow agreement shall be in form and substance acceptable to the Borrower and the Lead Bridge Arrangers and the escrow arrangement and release condition of such proceeds from the escrow account shall be subject to the Funds Certain Provisions and not be more restrictive to the Borrower than the Funding Conditions.

Purpose:

The proceeds of the Senior Subordinated Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds from the Incremental Term Loan B Facility, and the issuance of Senior Subordinated Notes and/or Securities (if any),  to finance the Merger and to pay related transaction costs.

Availability:	The Bridge Lenders will make the Senior Subordinated Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Senior Subordinated Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:

Same as the Borrower’s existing 5.75% Senior Subordinated Notes due 2025 (the “Existing Subordinated Notes”); provided, that so long as the Target Indenture remains outstanding, the Target and its subsidiaries, as applicable, shall not be required to become guarantors to the extent prohibited or restricted under the Target Indenture.

Security:	None.

Interest Rates:

The Senior Subordinated Bridge Loans shall bear interest, reset quarterly, at the rate of the Adjusted LIBOR plus 6.00% per annum (the “Interest Rate”) and such spread over Adjusted LIBOR shall automatically increase by 0.50% for each period of three months (or portion thereof) after the Closing Date that Senior Subordinated Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

“Adjusted LIBOR” on any date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Senior Subordinated Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Subordinated Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the Interest Rate.

Conversion and Maturity:

Any outstanding amount under the Senior Subordinated Bridge Loans will be required to be repaid on the earlier of (a) the closing date(s) of any permanent financing(s), but only to the extent of the net cash proceeds realized therefrom, and (b) the one-year anniversary of the initial funding date of the Senior Subordinated Bridge Loans (the “Bridge Loan Maturity Date”); provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in clause (b) above, the Senior Subordinated Bridge Loans shall be converted, subject to the conditions outlined under “Conditions to Conversion” on Annex C-I hereto, to a senior subordinated unsecured term loan facility (the “Senior Subordinated Extended Term Loans”) with a maturity of seven years after the Conversion Date (as defined in Annex C-I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum principal amount of at least $100.0 million (or such lesser principal amount as represents all outstanding Senior Subordinated Extended Term Loans), the Senior Subordinated Extended Term Loans may be exchanged in whole or in part for senior subordinated unsecured exchange notes (the “Senior Subordinated Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.

The Senior Subordinated Extended Term Loans will be governed by the provisions of the Senior Subordinated Bridge Documentation (as defined below) and will have the same terms as the Senior Subordinated Bridge Loans except as expressly set forth in Annex C-I hereto. The Senior Subordinated Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex C-II hereto.

Mandatory Prepayments:

The Borrower will prepay the Senior Subordinated Bridge Loans at par, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a “Securities Demand” under the Fee Letter at an issue price above the level at which such Bridge Lender or affiliate has reasonably determined such Securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Senior Subordinated Bridge Loans held by such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Senior Subordinated Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Senior Subordinated Bridge Loans held by other Bridge Lenders; (ii) subject to prepayment requirements under the Existing Credit

Agreement, the net proceeds from any other indebtedness (including subordinated indebtedness) for borrowed money incurred by the Borrower and its restricted subsidiaries (other than purchase money and other similar indebtedness permitted under the Existing Credit Agreement); (iii) net cash proceeds from the issuance of equity interests by, or equity contributions to, Borrower (other than equity contributed pursuant to employee stock plans and excluding any issuance of equity interests to fund the Transactions); and (iv) subject to certain customary and other exceptions, reinvestment rights to be agreed upon and prepayment requirements under the Existing Credit Agreement, the net proceeds from non-ordinary course asset sales by, and casualty events related to the property of, Borrower or any of its restricted subsidiaries (including sales of equity interests of any restricted subsidiary of the Borrower).

Voluntary Prepayments:

The Senior Subordinated Bridge Loans may be prepaid at par prior to the Bridge Loan Maturity Date, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:

In the event of a Change of Control (to be defined in a manner consistent with the Existing Subordinated Notes, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay at par the outstanding principal amount of the Senior Subordinated Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:

The Bridge Lenders shall have the right to assign their interest in the Senior Subordinated Bridge Loans in whole or in part without the consent of the Borrower (other than to Disqualified Institutions); provided, however, that (i) prior to the date that is one year after the Closing Date and unless a Demand Failure Event in respect of the Senior Subordinated Bridge Loans has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld, delayed or conditioned) if, subsequent thereto, the Commitment Parties (together with their respective affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Senior Subordinated Bridge Loans and (ii) the Borrower shall be notified of such assignment. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within five business days of a written request for such consent.

The Bridge Lenders shall have the right to participate their interest in the Senior Subordinated Bridge Loans without restriction, other than customary voting limitations and, to the extent the list of Disqualified Institutions is made available to all Bridge Lenders to Disqualified Institutions. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:

The definitive credit documentation for the Senior Subordinated Bridge Facility (the “Senior Subordinated Bridge Documentation”) will be consistent with the indenture governing the Existing Subordinated Notes, as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter, (ii) take account of differences related to the operational requirements of the Borrower, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices (after giving effect to the Transactions and, if consummated, the Nola Acquisition); provided that “baskets” may be greater than those contained in the Existing Subordinated Notes after giving due consideration to the pro forma metrics of the Borrower and (iii) operational and administrative changes reasonably required by the Bridge Facility Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Bridge Documentation Principles”); and the Senior Subordinated Bridge Documentation will be subject only to the Funding Conditions. Notwithstanding the foregoing and subject to the following sentence, the Senior Subordinated Bridge Documentation will contain only those mandatory repayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet, and only the conditions to borrowing set forth or referred to in Exhibit D to the Commitment Letter (subject to the Funds Certain Provisions).  The Senior Subordinated Bridge Documentation shall contain language to address the European Union bail-in rules (including in a representation and in “Defaulting Lenders” provisions) in a form reasonably satisfactory to the Borrower and the Bridge Facility Administrative Agent.

Conditions Precedent to Borrowing:	Only the conditions precedent on Exhibit D to the Commitment Letter, subject in each case to the Funds Certain Provisions.

Representations and	The Senior Subordinated Bridge Documentation will contain

Warranties:

representations and warranties relating to the Borrower and its subsidiaries substantially similar to those contained in the Existing Credit Agreement, with such changes as are appropriate to reflect the bridge loan nature of the Senior Subordinated Bridge Loans (and in any event such representations and warranties shall be no more restrictive to the Borrower and its subsidiaries than those set forth in the Existing Credit Agreement).

Covenants:

The Senior Subordinated Bridge Documentation will contain affirmative and incurrence-based negative covenants relating to the Borrower and its restricted subsidiaries consistent, to the extent applicable, with the Bridge Documentation Principles. The negative covenants governing restricted payments, liens and limitations on indebtedness shall be no more restrictive than those set forth in the Existing Credit Agreement prior to the Conversion Date. The Senior Subordinated Bridge Documentation shall not contain any financial maintenance covenants.

Events of Default:

Customary for transactions of this type and consistent with the Bridge Documentation Principles, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, monetary judgments in an amount in excess of an amount to be agreed, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount in excess of an amount to be agreed, subject to, in certain cases, customary thresholds and grace periods.

Voting:

Amendments and waivers of the Senior Subordinated Bridge Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Subordinated Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Subordinated Extended Term Loans for Senior Subordinated Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Subordinated Exchange Notes that requires (or would, if any Senior Subordinated Exchange Notes were outstanding, require) the approval of all holders of Senior Subordinated Exchange Notes.

Cost and Yield Protection:	To conform to the Existing Credit Agreement.

Expenses and Indemnification:	To conform to the Existing Credit Agreement.

Governing Law and Forum; Submission to Exclusive Jurisdiction:

All Senior Subordinated Bridge Documentation shall be governed by the internal laws of the State of New York. The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof.

Counsel to the Bridge Facility Administrative Agent and the Lead Bridge Arrangers:	Latham & Watkins LLP.

ANNEX C-I

Senior Subordinated Extended Term Loans

Borrower:	Same as Senior Subordinated Bridge Loans.

Guarantees:	Same as Senior Subordinated Bridge Loans.

Security:	None.

Facility:

Subject to “Conditions to Conversion” below, the Senior Subordinated Bridge Loans will convert into senior subordinated unsecured extended loans (the “Senior Subordinated Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Subordinated Bridge Loans on the one-year anniversary of the Closing Date (the “Conversion Date”). Subject only to the conditions precedent set forth below, the Senior Subordinated Extended Term Loans will be available to the Borrower to refinance the Senior Subordinated Bridge Loans on the Conversion Date. The Senior Subordinated Extended Term Loans will be governed by the Senior Subordinated Bridge Documentation and, except as set forth below, shall have the same terms as the Senior Subordinated Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Subordinated Extended Term Loans shall bear interest, payable in cash semi-annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.

Covenants, Events of Default and Prepayments:

From and after the Conversion Date, the covenants, events of default and mandatory prepayment provisions applicable to the Senior Subordinated Extended Term Loans will conform to those applicable to the Senior Subordinated Exchange Notes (described on Annex C-II), except with respect to the right to exchange Senior Subordinated Extended Term Loans for Senior Subordinated Exchange Notes; provided that the optional prepayment provisions applicable to the Senior Subordinated Bridge Loans shall remain applicable to the Senior Subordinated Extended Term Loans.

Conditions to Conversion:

One year after the Closing Date, unless (A) the Borrower is subject to a bankruptcy or other insolvency proceeding or (B) there exists a payment default (whether or not matured) with respect to the Senior Subordinated Bridge Loans or any fees

C-I-1

payable thereunder, the Senior Subordinated Bridge Loans shall convert into the Senior Subordinated Extended Term Loans; provided, however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Subordinated Bridge Documentation has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

C-I-2

ANNEX C-II

Senior Subordinated Exchange Notes

Issuer:	Same as Borrower under Senior Subordinated Extended Term Loans.

Guarantees:	Same as Senior Subordinated Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Security:	None.

Interest Rate; Redemption:

Each Senior Subordinated Exchange Note will bear interest, payable in cash semi-annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap. Except as set forth below, the Senior Subordinated Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon of the Senior Subordinated Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Senior Subordinated Exchange Notes. The Senior Subordinated Exchange Notes will provide for mandatory repurchase offers consistent with the Existing Subordinated Notes.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Subordinated Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Subordinated Exchange Notes.

Prior to the third anniversary of the Closing Date, the Borrower may redeem such Senior Subordinated Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points plus accrued interest.

Prior to a Demand Failure Event, any Senior Subordinated Exchange Notes held by the Commitment Parties or their respective affiliates (other than (x) asset management affiliates purchasing Senior Subordinated Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Subordinated Exchange Notes (“Asset Management Affiliates”) and (y) Senior Subordinated Exchange Notes acquired pursuant to bona fide open market purchases from third

C-II-1

parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Senior Subordinated Exchange Notes are held by them.

Offer to Repurchase Upon a Change of Control:

The Issuer will be required to make an offer to repurchase the Senior Subordinated Exchange Notes following the occurrence of a “change of control” at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase; provided that Senior Subordinated Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates or Senior Subordinated Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) shall be subject to prepayment at par, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Consistent with the Existing Subordinated Notes.

Modification:	Consistent with the Existing Subordinated Notes.

Registration Rights:

Within 270 days after the issue date of the Senior Subordinated Exchange Notes, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and/or effect an exchange offer whereby the Borrower has offered registered notes having terms identical to the Senior Subordinated Exchange Notes (“Substitute Notes”) in exchange for all outstanding Senior Subordinated Exchange Notes (it being understood that a shelf registration statement is required to be made available in respect of Senior Subordinated Exchange Notes the holders of which could not receive Substitute Notes through the exchange offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended). If a shelf registration statement is filed or required to be filed, the Borrower shall use its reasonable best efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and keep such shelf registration statement effective, with respect to resales of the Senior Subordinated Exchange Notes, until the earlier of the date all Senior Subordinated Exchange Notes registered thereby have been resold and the date that is two years from the Conversion Date. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Senior Subordinated Exchange Notes with respect to

C-II-2

the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Senior Subordinated Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Senior Subordinated Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Right to Transfer Exchange Notes:

The holders of the Senior Subordinated Exchange Notes shall have the absolute and unconditional right to transfer such Senior Subordinated Exchange Notes in compliance with applicable law to any third parties.

Covenants:	The indenture governing the Senior Subordinated Exchange Notes will include provisions consistent with the Existing Subordinated Notes giving effect to the Bridge Documentation Principles.

Events of Default:	Consistent with the Existing Subordinated Notes.

C-II-3

EXHIBIT D

Project Carl

Summary of Conditions Precedent

Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in the other Exhibits to the Commitment Letter.

The borrowings under the Facilities shall be subject to the following conditions precedent:

1.             As a condition to the closing of the Facilities, subject to the Funds Certain Provisions and the Documentation Principles set forth in the Commitment Letter, (x) the execution and delivery by the Borrower and the Guarantors (as such terms are defined in Exhibit B) of the Incremental Credit Documentation and the Senior Subordinated Bridge Documentation, which shall be in accordance with the terms of the Commitment Letter and Exhibit B (as modified to reflect any exercise of any “flex” provisions of the Fee Letter) and Exhibit C, as applicable, and (y) delivery to the Administrative Agent and the Bridge Administrative Agent, as applicable, of (i) a customary borrowing notice, customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (as such terms are defined in Exhibit B), to the extent applicable, and (ii) a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form attached as Exhibit E, from a senior financial officer of the Borrower.  In respect of the Incremental Term Loan B Facility, and subject to the Funds Certain Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (as such terms are defined in Exhibit B) and, if applicable, be in proper form for filing.

2.             Substantially concurrently with the initial funding under the Facilities, each of the Merger and the Acquisition shall be consummated in accordance with the terms and conditions of the Amended and Restated Merger Agreement among the Borrower, Merger Sub and the Target dated as of July 24, 2016 (together with all exhibits, annexes, schedules and other disclosure letters thereto and after giving effect to any alteration, amendment, modification, supplement or waiver, the “Acquisition Agreement”) without giving effect to any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower (or its affiliate, if applicable), if such alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower (or its affiliate, if applicable) is adverse to the interests of the Lenders or the Lead Arrangers (in their capacities as such) in any material respect, without the prior written consent of the Lead Arrangers and the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower under the Acquisition Agreement that results in a reduction in the amount described in Section 2.02(a) of the Acquisition Agreement (the “Purchase Price”) shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers; provided that any such reduction in the Purchase Price shall be applied to reduce the Incremental Term Loan B Facility and/or the Senior Subordinated Bridge Facility at the Borrower’s option, and (b) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower (or its affiliate, if applicable) under the Acquisition Agreement that results in an increase in the Purchase Price shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arrangers as long as any such increase is funded solely by (i) the issuance by the Borrower of common equity, (ii) cash on hand of the Borrower and/or (iii) the proceeds of Revolving Loans under and as defined in the Existing Credit Agreement.

3.             Substantially concurrently with the initial borrowing under the Facilities, the Refinancing shall have been consummated, and all commitments, security interests and guarantees in connection therewith shall have been terminated and released (or have been authorized to be released pursuant to customary payoff letters and other customary documentation).

4.             The Lead Arrangers shall have received (a) audited consolidated balance sheets of each of the Borrower and its consolidated subsidiaries and of the Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of the Borrower and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case for, the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 and (b) unaudited consolidated balance sheets of each of the Borrower and its consolidated subsidiaries and of the Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of the Borrower and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case for, for each fiscal quarter ended after December 31, 2015 and ended at least 45 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year); provided that the filing of the required financial statements on form 10-K and form 10-Q by the Borrower and/or the Target shall be deemed to satisfy the foregoing requirements.  The Lead Arrangers hereby acknowledge receipt of the audited financial statements for (i) the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 referred to in clause (a) above for each of the Borrower and the Target and (ii) the fiscal quarter ended March 31, 2016, for the Borrower.

5.             The Lead Arrangers shall have received (a) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ended on December 31, 2015 and (b) without duplication with the foregoing clause (a), a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements required to be delivered pursuant to paragraph 4 above have been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

6.             As a condition to the closing of the Senior Subordinated Bridge Facility only, (a)

the Investment Bank (as defined in the Fee Letter) shall have received a draft preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Subordinated Notes, in each case, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed, and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that is customarily included in preliminary offering memoranda for non-registered “high yield” debt offerings (it being understood that none of such information need include (1) any financial statements or information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (2) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K, (3) the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (4) a business description (other than in summary form) or Management Discussion and Analysis of Financial Condition and Results of Operations relating to the Target and its consolidated subsidiaries), or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from Borrower’s independent accountants and the independent accountants for the Target in connection with the offering of the Senior Subordinated Notes (and the Borrower shall have made commercially reasonable efforts to arrange for the delivery of such comfort or, if no Senior Subordinated Notes were issued, a draft thereof) (“Required Notes Information”)); provided that this condition shall be deemed satisfied if such Offering Documents exclude the “Description of Notes” and other sections that would customarily be provided by the Investment Banks or their counsel, but is otherwise complete, and (b) the Investment Bank shall have been afforded a period (the “Bond Marketing Period”) of (x) prior to the date of delivery of the Required Notes Information with respect to the fiscal quarter ending September 30, 2016, at least 15 consecutive business days prior to the Closing Date following receipt by the Lead Arrangers of the Required Notes Information or (y) on or after such date, at least 8 consecutive business days prior to the Closing Date following receipt by the Lead Arrangers of the Required Notes Information; it being understood and agreed that the provision of any information described in clause (b) of paragraph 4 and clause (b) of paragraph 5 above shall result in the “restart” of the Bond Marketing Period; provided that (i) for purposes of calculating the Bond Marketing Period, November 24, 2016 and November 25, 2016 shall be disregarded as business days, (ii) to the extent the Bond Marketing Period has not been completed on or prior to August 23, 2016, the Bond Marketing Period shall not be deemed to have commenced prior to September 5, 2016 and (iii) to the extent the Bond Marketing Period has not been completed on or prior to December 20, 2016, the Bond Marketing Period shall not be deemed to have commenced prior to January 2, 2017. If at any time the Borrower in good faith reasonably believes that it has delivered the Offering Documents, it may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the  Offering Documents  shall  be  deemed  to  have  been  delivered on the date  the applicable notice is received by the Lead Arrangers, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Offering Documents, and, within 2 business days after receipt of such notice from the

Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the Offering Documents that have not been delivered).

7.             As a condition to the closing of the Incremental Term Loan B Facility only, the Lead Arrangers shall have been afforded a period (the “Bank Marketing Period”) of (x) prior to the date of delivery of the information required pursuant to paragraph 4 and paragraph 5 above (the “Required Bank Information”) with respect to the fiscal quarter ending September 30, 2016, at least 15 consecutive business days prior to the Closing Date following receipt by the Lead Arrangers of the Required Bank Information or (y) on or after such date, at least 8 consecutive business days prior to the Closing Date following receipt by the Lead Arrangers of the Required Bank Information; it being understood and agreed that the provision of any information described in clause (b) of paragraph 4 and clause (b) of paragraph 5 above shall result in the “restart” of the Bank Marketing Period; provided that (i) for purposes of calculating the Bank Marketing Period, November 24, 2016, and November 25, 2016 shall be disregarded as business days, (ii) to the extent the Bank Marketing Period has not been completed on or prior to August 23, 2016, the Bank Marketing Period shall not be deemed to have commenced prior to September 5, 2016 and (iii) to the extent the Bank Marketing Period has not been completed on or prior to December 20, 2016, the Bank Marketing Period shall not be deemed to have commenced prior to January 2, 2017.  If at any time the Borrower in good faith reasonably believes that it has delivered the Required Bank Information, it may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the  Required Bank Information shall be deemed to have been delivered on the date the applicable notice is received by the Lead Arrangers, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Bank Information, and, within 2 business days after receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity the Required Bank Information that has not been delivered).

7.             To the extent invoiced (in the case of costs and expenses) at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent (and counsel thereto) and the Lenders shall have been paid to the extent due.

8.             The Agents shall have received, at least three business days prior to the Closing Date, all documentation and other information about any Guarantors which are not Guarantors as of the date hereof that the Agents reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, to the extent requested in writing by an Agent at least ten business days prior to the Closing Date.

9.             The Specified Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects) and the Acquisition Agreement Target Representations shall be true and correct in all respects to the extent required by the Funds Certain Provisions (except in the case of any such Acquisition Agreement Target Representation that expressly relates to a given date or period, such Acquisition Agreement Target

Representation shall be true and correct in all respects as of such date or period, as the case may be).

10.          Since the date of the Original Commitment Letter, there shall not have been any Circumstance (as defined in the Acquisition Agreement as in effect on the date hereof) that have had, or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect and that are continuing.  For purposes hereof, “Target Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets, liabilities or results of operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement as in effect on the date hereof), taken as a whole, or (ii) the ability of the Target and its Subsidiaries to consummate the transactions contemplated by the Acquisition Agreement, in each case, excluding any effect resulting from any Circumstance (as defined in the Acquisition Agreement as in effect on the date hereof) involving, resulting from, relating to or with respect to (A) changes in GAAP (as defined in the Acquisition Agreement as in effect on the date hereof) or any other accounting requirements applicable to the industry in which the Target or any of its Subsidiaries operates, (B) financial, securities, debt or financing markets or general economic or political conditions, (C) the industry in which the Target or any of its Subsidiaries operate, (D) changes in Applicable Law (as defined in the Acquisition Agreement as in effect on the date hereof) of general applicability to companies in the industry in which the Target or any of its Subsidiaries operate, or any official interpretation thereof by a Governmental Authority (as defined in the Acquisition Agreement as in effect on the date hereof), (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions, (F) the execution and delivery of the Acquisition Agreement or the announcement or consummation of the transactions contemplated by the Acquisition Agreement or the identity of, or any facts or circumstances relating to, the Borrower, including the impact thereof on the relationships, contractual or otherwise, of the Target or any of its Subsidiaries with employees, customers, suppliers or other Third Parties (as defined in the Acquisition Agreement as in effect on the date hereof) by the Acquisition Agreement, (G) any failure by the Target or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Target or any of its Subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (it being agreed that the underlying cause of any such failure described in this clause (G), unless expressly excluded by another clause of this definition, may be considered in determining whether or not a Target Material Adverse Effect has occurred), (H) any action taken (or omitted to be taken) at the written request, or with the written consent, of the Lead Arrangers and the Borrower or Merger Subsidiary, (I) the price and/or trading volume of the Target’s stock on NASDAQ or any other market in which such securities are quoted for purchase and sale, (J) any action taken by the Borrower, the Target, any of their respective Subsidiaries or Affiliates (as defined in the Acquisition Agreement as in effect on the date hereof), or any Wanda Group Party (as defined in the Acquisition Agreement as in effect on the date hereof) that is required, contemplated or permitted pursuant to the Acquisition Agreement (including pursuant to Section 8.01 of the Acquisition Agreement), including any actions required under the Acquisition Agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other Applicable Laws for the consummation of the Merger, or (K) any litigation, action, suit, proceeding or investigation made or brought by any of the stockholders of the Target (on their own behalf or on behalf of the Target) that assert allegations of a breach of fiduciary duty relating to the Acquisition Agreement, violations of securities laws in connection with the Company Proxy Statement/Prospectus (as defined in the Acquisition Agreement as in effect on the date hereof) or otherwise arising out of any of the transactions contemplated by the Acquisition Agreement; provided, in the case of clauses (A), (B), (C), (D) and (E), such Circumstances may be taken into account in determining whether or not there has been a Target Material Adverse Effect to the extent such Circumstance has a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Target and its Subsidiaries operate.

EXHIBIT E

AMC ENTERTAINMENT HOLDINGS INC.

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [  ] of the Credit Agreement, dated as of [     ], among [          ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, the [     ] of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that, as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1.             The fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, contingent or otherwise.

2.             The present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.             The Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

4.             The Borrower and its Subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

5.             In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [  ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and business of the Borrower and its Subsidiaries.

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IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

AMC Entertainment Holdings, Inc.

By:
Name:
Title:

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